Exhibit 23.1




                Consent of Independent Auditors




The Board of Directors and Stockholders
Unique Mobility, Inc.:

Our report dated June 26, 1997, contains an explanatory section that states that we did not audit the financial statements of Taiwan UQM Electric Co., Ltd. (a 39 percent owned investee company). The financial statements of Taiwan UQM Electric Co., Ltd. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Taiwan UQM Electric Co., Ltd. for the five months ended March 31, 1997 is based solely on the report of the other auditors.

We consent to the incorporation by reference in the registration statement on Form S-3 of Unique Mobility, Inc. of our report dated June 26, 1997 relating to the consolidated balance sheets of Unique Mobility, Inc. and subsidiaries as of March 31, 1997 and October 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the five months ended March 31, 1997 and each of the years in the three-year period ended October 31, 1996, which report appears in the March 31, 1997 Transition Report on Form 10-KT/A of Unique Mobility, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


                                   KPMG Peat Marwick LLP

Denver, Colorado
May 13, 1998